Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on December 15, 2022, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on December 14, 2022 was $1.02.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on October 14, 2022 was £0.028.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is December 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

This Report on Form 6-K, including Exhibit 99.1, is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-267932).

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of December 2022, and incorporated by reference herein, is:

Exhibit No.	Description

99.1	Updated Risk Factor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: December 15, 2022	By:	/s/ Stephen Stamp
Stephen Stamp Chief Executive Officer and Chief Financial Officer

Exhibit 99.1

Explanatory Note

On December 13, 2022, Midatech Pharma plc (the “Company,” “Midatech,” “we,” “our” or “us”) announced it had entered into an arrangement agreement (the “Arrangement Agreement”) with Bioasis Technologies Inc., a corporation existing under the laws of British Columbia, Canada (“Bioasis”). Pursuant to the terms and conditions of the Arrangement Agreement and a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (British Columbia), on the closing date, (i) we will acquire all of the issued and outstanding common shares of Bioasis (the “Bioasis Shares”) in exchange for our ordinary shares, having nominal value of 0.1p per share (the “Ordinary Shares”) (to be issued in the form of our American Depositary Shares (the “ADSs”)) (the “Share Exchange”), and (ii) Bioasis will become our wholly-owned subsidiary (collectively with the Share Exchange and the transactions contemplated by the Arrangement Agreement (the “Arrangement”).

In addition, on December 13, 2022, we announced that we had entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Investor”) pursuant to which, at the Closing, we expect to issue and sell, in a private placement transaction (the “Private Placement”), our unregistered ADSs and warrants to purchase ADSs (the “Securities”).

The following is an updated risk factor in connection with the Arrangement and the Private Placement.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, in our Report on Form 6-K, filed with the Securities and Exchange Commission on December 13, 2022, and any other reports that we subsequently file with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

There can be no assurance that the Arrangement or Private Placement will be consummated. Failure to complete the Arrangement and Private Placement could have an adverse effect on our stock price, business, financial condition, results of operations or prospects.

The closing of the Arrangement (the “Closing”) is subject to and conditional upon, and can only occur upon satisfaction or waiver of, a number of conditions, including but not limited to: (i) the approval of the Buyer Shareholder Approval Matters (as defined in the Arrangement Agreement), (ii) the approval of the Bioasis securityholders of the resolution approving the Arrangement (the “Arrangement Resolution”), (iii) receipt of a final British Columbia court (the “Court”) order with respect to the Plan of Arrangement (the “Final Order”), (iv) no Material Adverse Effect (as defined in the Arrangement Agreement) on the part of each party, (v) dissenters rights not having been exercised by Bioasis stockholders holding more than 10% of the issued and outstanding Bioasis Shares, and (vi) the closing of the Private Placement.

The closing of the Private Placement is subject to customary closing conditions, including the approval of our shareholders to issues the Securities without triggering statutory preemptive rights (the “PIPE Approval Matter”) and the substantially contemporaneous closing of the Share Exchange and Arrangement.

There can be no assurance that the conditions to each of the closings will be satisfied or, if applicable, waived. For example, if the Buyer Shareholder Approval Matters (including the PIPE Approval Matter) are not approved, neither the Arrangement nor the Private Placement may proceed. As of the date hereof, we have been notified by a shareholder purporting to represent shareholders holding over 15% of our outstanding shares that they may not support and approve the transactions contemplated by the Arrangement Agreement.

If the Buyer Shareholder Approval Matters are not approved and the Arrangement and Private Placement do not occur, it may adversely and materially affect our business, financial condition, results of operations, prospects, profits and stock price.